Exhibit 99.1

Prudential Financial elects Tom Stoddard to Board of Directors

NEWARK, N.J., June 30, 2025 – (BUSINESS WIRE) – Prudential Financial, Inc. (NYSE: PRU) announced today that Tom Stoddard has been elected to the Board of Directors as an independent director, effective June 30, 2025. He will serve on the Board’s Audit and Investment Committees.

Stoddard brings to Prudential 35 years of experience in the financial services sector, spanning insurance, asset management, and investment banking. He recently retired as vice chairman of Global Investment Banking at Bank of America, where his responsibilities included the expansion of insurance advisory capabilities. Previously, he was the group chief financial officer at Athora Ltd., a European life insurance and pensions holding company founded by Apollo Global Management and domiciled in Bermuda. He also served as group CFO and a member of the board at Aviva plc, a publicly traded British multinational insurance and asset management company, from 2014 to 2019.

“Tom brings a valuable perspective to Prudential’s Board through his broad and diverse leadership experience across financial services. His deep industry knowledge and extensive experience generating value for financial services companies will be critical in guiding Prudential’s next chapter of growth,” said Sandra Pianalto, director and chair of the Board’s Corporate Governance and Business Ethics Committee. “We are excited to welcome him and start working together.”

Additionally, Stoddard advised various financial institutions as a senior advisor to McKinsey & Company and as a senior managing director at Blackstone, where he advised AIG on its rescue and restructuring during the global financial crisis. Before joining Blackstone, he served as managing partner at Barrett Ellman Stoddard Capital Partners, a private equity investment and advisory firm he co-founded. He spent his early career in investment banking and started as a corporate lawyer with Cravath, Swaine & Moore. He holds a JD from the University of Chicago Law School and a bachelor’s degree in economics from Swarthmore College, where he was a McCabe Scholar.

About Prudential Financial

Prudential Financial, Inc. (NYSE: PRU), a global financial services leader and premier active global investment manager with approximately $1.5 trillion in assets under management as of March 31, 2025, has operations in the United States, Asia, Europe, and Latin America. Prudential’s diverse and talented employees help make lives better and create financial opportunity for more people by expanding access to investing, insurance, and retirement security. Prudential’s iconic Rock symbol has stood for strength, stability, expertise, and innovation for 150 years. For more information, please visit news.prudential.com.

Prudential Media Contact: YeaJin Kim, yeajin.kim@prudential.com